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Exhibit 5(a)(4) - Amendment No. 1 to Investment Management Agreement -
Government Short Duration, Short Duration Plus, Intermediate Duration, Diversified Municipal and New York Municipal Portfolios

SANFORD C. BERNSTEIN FUND, INC.
AMENDMENT NO. 1 TO INVESTMENT MANAGEMENT AGREEMENT

AMENDMENT NO. 1, dated as of October 5, 1994 between SANFORD C. BERNSTEIN FUND, INC., a Maryland Corporation (the "Fund"), on behalf of the Bernstein Government Short Duration Portfolio, Bernstein Short Duration Plus Portfolio, the Bernstein Intermediate Duration Portfolio, the Bernstein New York Municipal Portfolio and the Bernstein Diversified Municipal Portfolio (each a "Portfolio" and collectively the "Portfolios"); and SANFORD C. BERNSTEIN & CO., INC., a New York corporation (the "Adviser" or "Bernstein").

Pursuant to the Investment Management Agreement dated as of October 12, 1988 (the "Investment Management Agreement") between the Fund, on behalf of each Portfolio, and the Adviser, the Fund, on behalf of each Portfolio, has agreed to compensate the Adviser for the services it performs for, and the facilities and personnel it provides to, each Portfolio. The Adviser and the Fund, on behalf of each Portfolio, wish to amend the Investment Management Agreement to modify such compensation. Accordingly, the parties hereto hereby agree as follows:

1. Section 5 of the Investment Management Agreement is hereby amended in its entirety to read as follows: "5. Compensation. As compensation for the services performed and the facilities and personnel provided by the Adviser pursuant to Section 1 of this Agreement, the Fund, on behalf of each Portfolio, will pay to the Adviser, promptly after the end of each month:

(a) A fee assessed at annual rate of .50 of 1% of the amount of each Portfolio's average daily net assets that is up to but not exceeding $1,000,000,000; and

(b) A fee assessed at an annual rate of .45 of 1% of the amount of each Portfolio's average daily net assets that exceeds $1,000,000,000.

If the Adviser shall serve hereunder for less than the whole of any month, the fee hereunder shall be prorated."

2. Except as herein provided, the Investment Management Agreement shall remain in full force and effect.


IN WITNESS WHEREOF, the Fund, on behalf of each Portfolio, and the Adviser have caused this Amendment No. 1 to be executed by their duly authorized officers as of the date first above written.

SANFORD C. BERNSTEIN & CO., INC.
By: Lewis A. Sanders,  Chairman

SANFORD C. BERNSTEIN FUND, INC.
By: Roger Hertog, President